Exhibit 10.6

Execution Version

EXECUTIVE TRANSITION AND SEPARATION AGREEMENT

This Executive Transition and Separation Agreement (this “Agreement”), is entered into as of the date set forth on the signature page below (the “Execution Date”), by and between Daniel Soland (“you”) and Idera Pharmaceuticals, Inc., a Delaware corporation (together with its wholly owned subsidiaries and affiliates, the “Company”).

BACKGROUND

WHEREAS, you currently serve as Senior Vice President, Chief Operating Officer of the Company;

WHEREAS, you and the Company are parties to that certain Severance and Change of Control Agreement (the “Severance Agreement”) and that certain Invention, Non-Disclosure and Non-Competition Agreement (the “Restrictive Covenant Agreement”);

WHEREAS, the Company intends to enter into that certain Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company; Bell Merger Sub I, Inc., a Delaware corporation and wholly-owned subsidiary of Idera; Bell Merger Sub II, LLC, a Delaware limited liability company and wholly-owned subsidiary of Idera; and Aceragen, Inc., a Delaware corporation (“Aceragen”) (the transactions contemplated by the Merger Agreement, the “Merger”, and the consummation of the Merger, the “Closing”);

WHEREAS, following the Closing, the stockholders of the Company will vote to approve (i) the issuance of shares of Parent Common Stock (as defined in the Merger Agreement) to the stockholders of Aceragen upon conversion of any and all shares of Parent Convertible Preferred Stock (as defined in the Merger Agreement) in accordance with the terms of the Certificate of Designation of Preferences, Rights and Limitations and (ii) an amendment to the Company’s certificate of incorporation to (x) increase the number of authorized shares of Parent Common Stock, and (y) effect the a reverse stock split of all outstanding shares of Parent Common Stock (the “Approval”);

WHEREAS, you and the Company have mutually agreed that your employment with the Company will end, and you will resign as an officer of the Company, upon the Closing (the “Termination Date”);

WHEREAS, you and the Company have mutually agreed that you will provide certain advisory and transition services to the Company from the Termination Date through the thirtieth (30th) day following the Approval (the “Advisory Services Agreement”); and

WHEREAS, both you and the Company desire to enter into this Agreement to set forth the terms and conditions of the termination of your employment with the Company, including the severance payable to you following the Termination Date.

NOW THEREFORE, in consideration of the mutual promises set forth in this Agreement and of other good and valuable consideration, the sufficiency of which you acknowledge, and intending to be legally bound hereby, you and the Company agree as follows:

1.                   Recitals.    The foregoing recitals are hereby made part of this Agreement and are incorporated herein by reference.

2.                   General Terms of Separation; Advisory Services Agreement.

(a)                Regardless of whether you sign this Agreement, the Company will provide you with (a) any earned and unpaid base salary through the Termination Date; (b) any earned and unpaid annual incentive bonus payable with respect to any fiscal year which ended prior to the Termination Date; (c) any accrued but unused personal time off days; (d) reimbursement for any outstanding expenses for which you have not been reimbursed and which are authorized and (e) any vested benefits under the Company’s employee benefit plans in accordance with the terms of such plans, as accrued through the Termination Date (collectively, the “Accrued Obligations”). The Accrued Obligations shall be paid following the Termination Date at such times and in accordance with such plans and policies as would normally apply to such amounts or benefits. For the avoidance of doubt, all outstanding equity awards you hold in the Company will continue to be governed by the terms and conditions of the applicable award agreements and/or the Merger Agreement, as applicable.

(b)                In entering into this Agreement, you agree to the Advisory Services Agreement set forth herein and agree to provide certain advisory and transition services to the Company on an as needed basis as requested by the Company from time to time from the Termination Date through the thirtieth (30th) day following the Approval (the “Services”). You will perform the Services in a professional manner, consistent with industry standards and in compliance with all applicable laws and regulations. In all respects, you will be providing the Services as an independent contractor, not an employee. You will not hold yourself out as an employee, partner, co-venturer, agent or representative of the Company. You may not make any promise or representation, or execute any contract, for the Company.

(c)                In consideration for the Services, the Company will provide you with a fee of $500 per hour performed for the Services as requested by the Company. You shall not be entitled to any Company benefits or other benefits as may accrue to a full or part-time employee of the Company. You expressly agree that you will be responsible for all taxes that may be owed to any applicable legal entity for the fee paid to you for the Services and that you will provide for all insurances including but not limited to workers compensation, unemployment compensation and any other related benefit.

3.                   Consideration. If you (a) sign and do not revoke this Agreement, (b) comply with the obligations set forth in this Agreement, and (c) continue to comply with the restrictive covenants in the Restrictive Covenant Agreement, incorporated in Paragraph 7 below, then the Company will provide you with the following severance payments and benefits (collectively, the “Consideration”), in lieu of any severance payments and benefits you may be owed pursuant to the Severance Agreement:

(i)                 You will receive a prorated portion of your target bonus for the 2022 calendar year based on the period you were employed through the Termination Date in the aggregate amount of $127,500 (the “Prorated Bonus”). The Prorated Bonus will be paid to you in a lump sum in accordance with the Company’s regular payroll practices, within thirty (30) days following the Termination Date.

(ii)               You will receive $459,754, payable in substantially equal installments in accordance with the Company’s regular payroll practices, over the twelve (12)-month period starting on the first payroll date following the Termination Date.

(iii)             You will receive fully vested shares of common stock of the Company (“Common Stock”) equal to a number of shares, calculated by dividing $500,000 by the volume-weighted average price per share of Common Stock based on the twenty (20) trading days prior to the date of grant, rounded down to the nearest full share (the “Stock Consideration”). The Stock Consideration will be granted as soon as practicable, but in no event more than thirty (30) days, following the Approval.

You will not be eligible for the Consideration described in this Paragraph 3 unless the Company has received an executed copy of this Agreement, which has not been revoked. You hereby acknowledge and agree that the Consideration is in full satisfaction of the Company’s obligations under the Severance Agreement and any other agreement or understanding between you and the Company.

4.                   General Release. In exchange for the consideration and other conditions set forth in this Agreement, you hereby generally and completely release the Company, each of their affiliated entities, and their respective current and former directors, officers, employees, shareholders, stockholders, partners, general partners, limited partners, managers, members, managing directors, operating affiliates, agents, attorneys, predecessors, successors, Company and subsidiary entities, insurers, assigns and affiliated entities (collectively, the “Released Parties”) of and from any and all claims, liabilities and obligations, both known and unknown, arising from or related to events, acts, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”). The Released Claims include, but are not limited to: (a) all claims arising from or in any way related to your employment or other participation in connection with any of the Released Parties, or the termination of that employment or participation, including all claims under the Severance Agreement; (b) all claims related to compensation or benefits, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, change-in- control payments, fringe benefits, or profit sharing; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the Employee Retirement Income Security Act of 1974 (“ERISA”) (including, but not limited to, claims for breach of fiduciary duty under ERISA), and the Older Workers Benefit Protection Act (the “OWBPA”). In giving the releases set forth above, which include claims which may be unknown to you at present, you hereby expressly waive and relinquish all rights and benefits under any law or legal principle in any jurisdiction with respect to your release of claims herein, including but not limited to the release of unknown and unsuspected claims. Notwithstanding anything to the contrary in this Paragraph 4, you are not prohibited from making or asserting and you are not waiving: (i) your rights under this Agreement; (ii) any claims for unemployment compensation, workers’ compensation or state disability insurance benefits pursuant to the terms of applicable state laws; (iii) any claim for vested benefits under any Company-sponsored retirement or welfare benefit plan; (iv) any other right that may not be released under applicable law; and (v) your rights, if any, to indemnification pursuant to the Company’s organizational documents or any D&O insurance policy.

5.                   Reports to Government Entities. Nothing in this Agreement or the Severance Agreement restricts or prohibits you from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. However, to the maximum extent permitted by law, you are waiving your right to receive any individual monetary relief from the Company, or any others covered by the Released Claims resulting from such claims or conduct, regardless of whether you or another party has filed them, and in the event you obtain such monetary relief the Company will be entitled to an offset for the payments made pursuant to this Agreement. This Agreement does not limit your right to receive an award from any Regulator that provides awards for providing information relating to a potential violation of law. You do not need the prior authorization of the Company to engage in conduct protected by this paragraph, and you do not need to notify the Company that you have engaged in such conduct. Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law. Pursuant to the Defend Trade Secrets Act of 2016, you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of the trade secrets of the Company or any of its affiliates that is made by you (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law, or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

6.                   No Actions Pending Against the Company. You acknowledge and agree that that: (a) you are not aware of any facts that may constitute violations of the Company’s policies and/or legal obligations; and (b) you have not filed any discrimination, wrongful discharge, wage and hour, or any other complaints or charges against the Released Parties in any local, state or federal court, tribunal, or administrative agency.

7.                   Restrictive Covenants. You expressly acknowledge that a condition your receipt of the Consideration set forth in Paragraph 3 is your continued compliance with the restrictive covenants set forth in the Restrictive Covenant Agreement, including, but not limited to, the invention assignment, non- disclosure and non-competition provisions therein, which remain in full force and are incorporated herein by reference.

8.                   Withholding: All payments under this Agreement are subject to applicable tax withholding. You agree to remit the Company, on the date you receive the Stock Consideration, an amount sufficient to satisfy any federal, state, and local taxes of any kind which are due with respect to the Stock Consideration.

9.                   Compliance with Section 409A of the Code. This Agreement is intended to comply with the requirements of section 409A of the Code or an exception, and shall be administered accordingly. Notwithstanding anything in the Agreement to the contrary, distributions may only be made under the Agreement upon an event and in a manner permitted by section 409A to the extent applicable. Payments to be made upon termination of employment under this Agreement may only be made upon a “separation from service” under section 409A. For purposes of section 409A, each payment shall be treated as a separate payment. In no event may you, directly or indirectly, designate the calendar year of a payment.

10.               Governing Law. This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

11.               Entire Agreement. This Agreement (including the Advisory Services Agreement) and the Restrictive Covenant Agreement constitute the entire agreement between the parties relating to the matters contained herein and supersedes any and all prior representations, agreements, written or oral, expressed or implied.

12.               Severability. In the event a court, arbitrator, or other entity with jurisdiction determines that any portion of this Agreement (other than the general release clause) is invalid or unenforceable, the remaining portions of the Agreement shall remain in full force and effect.

13.               Headings; Days. Headings contained in this Agreement are for convenience of reference only and are not intended, and shall not be construed, to modify, define, limit, or expand the intent of the parties as expressed in this Agreement, and they shall not affect the meaning or interpretation of this Agreement. All references to a number of days throughout this Agreement refer to calendar days.

14.               Representations. You agree and represent that (a) you have read carefully the terms of this Agreement, including the general release; (b) you have had an opportunity to and have been advised by the Company to review this Agreement, including the general release, with an attorney; (c) you understand the meaning and effect of the terms of this Agreement, including the general release; (d) you were given twenty- one (21) days to determine whether you wished to sign this Agreement, including the general release; (e) your decision to sign this Agreement, including the general release, is of your own free and voluntary act without compulsion of any kind; (f) no promise or inducement not expressed in this Agreement has been made to you; and (g) you have adequate information to make a knowing and voluntary waiver.

15.               Revocation Period. If you sign this Agreement, you will retain the right to revoke it for seven (7) days (“Revocation Period”). If you revoke this Agreement, you are indicating that you have changed your mind and do not want to be legally bound by this Agreement. This Agreement shall not be effective until after the Revocation Period has expired without your having revoked it. To revoke this Agreement, you must send a letter to the attention of the General Counsel of the Company. The letter must be received within seven (7) days of your execution of this Agreement. If the seventh day is a Sunday or federal holiday, then the letter must be received by the following business day. If you revoke this Agreement on a timely basis, you shall not be eligible for the Consideration set forth in Paragraph 3 above.

16.               Expiration Date. As noted above, you have twenty-one (21) days to decide whether you wish to sign this Agreement. If you do not sign this Agreement on or before that time, then this Agreement is withdrawn and you will not be eligible for the Consideration set forth in Paragraph 3 above.

[Signature Page Follows]

IN WITNESS WHEREOF, and intending to be legally bound hereby, you and the Company hereby execute the foregoing Executive Transition and Separation Agreement as of the Execution Date set forth below.

DANIEL SOLAND	IDERA PHARMACEUTICALS, INC.

/s/ Daniel Soland	/s/ Bryant D. Lim
	By:	Bryant D. Lim

	Title:	Senior Vice President, General Counsel and Secretary

Date:	September 28, 2022	Date:	September 28, 2022

[Signature Page to Separation Agreement]